EXHIBIT 99.1


CONTACT

E. Peter Healey
Executive Vice President and
Chief Financial Officer
(626) 303-4741

FOR IMMEDIATE RELEASE

                   BARRY'S JEWELERS, INC., ANNOUNCES PROMOTION
                 OF RANDY MCCULLOUGH TO CHIEF EXECUTIVE OFFICER
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            LOS ANGELES, CALIFORNIA - MARCH 31, 1998 - Barry's Jewelers, Inc.,
announced today that Randy McCullough has been promoted, effective immediately, to the position of Chief Executive Officer. Mr. McCullough replaces Samuel J. Merksamer, who has served as Barry's CEO since February 14, 1997. Mr. Merksamer will be leaving Barry's to pursue other opportunities.

            "Sam assembled one of the finest management teams in the jewelry industry and led that team through a successful holiday season," said William Eberle, Chairman of the Board of Barry's Jewelers, Inc. "Based on the efforts of Sam and this management team, Barry's has now been successfully repositioned as a mainstream jeweler and is in a position to emerge from chapter 11 as a healthy company."

            Randy McCullough was recently promoted to Chief Operating Officer on January 22, 1998. "I look forward to assuming the position of CEO of Barry's, one of the preeminent retail jewelers of the United States," said Mr. McCullough.

            Prior to his promotion, Mr. McCullough served as the Senior Vice President of Merchandising for the Company. Before joining Barry's, Mr. McCullough served as the President of Silverman's Factory Jewelers, headquartered in El Paso, Texas. Under his guidance, Silverman's grew from an unprofitable 7-store "mom 'n pop" operation to an 18-store professionally managed enterprise doing business in ten states. Mr. McCullough also spent over 18 years with Marks & Morgan (formerly A.A. Friedman Co.) the nation's ninth-largest retail jewelry chain then with 121 stores. Beginning as a store manager, Mr. McCullough quickly rose through the ranks to



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become a diamond buyer, general merchandise manager, and ultimately, the Vice
President of Merchandise and Marketing.

            Barry's Jewelers, Inc. operates 128 retail jewelry stores in 18 states throughout the country including Hatfield Jewelers, Schubach Jewelers, Samuels Jewelers, A. Hirsh & Son and Mission Jewelers.



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